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Or Denny Poynter
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ATA Cockpit Crewmembers Ratify Collective Bargaining Agreement
Cockpit crewmembers approve new three-year contract to become effective Oct. 1, 2005

INDIANAPOLIS, Sept. 28, 2005 - ATA (ATA Airlines, Inc., ATAHQ) announces that its cockpit crewmembers, represented by the Air Line Pilots Association (ALPA), have voted to ratify a new three-year collective bargaining agreement (CBA). The agreement contains wage, benefit and work rule concessions. The CBA becomes effective Oct. 1, 2005 and will be amendable on Sept. 30, 2008.

“Reaching this positive end to the negotiations is a terrific reflection on the teamwork of all those involved in the process,” said ATA President and CEO John Denison. “By choosing to ratify, our cockpit crewmembers are demonstrating a steadfast commitment to this Company that I have witnessed time and again from employees at all levels. With the CBA finalized and negotiations behind us, we can now focus on the final stages of restructuring that will lead to our emergence as a financially stable and growing airline.”

According to ATA Vice President of Strategic Planning and Chief Restructuring Officer Sean Frick, the consensual CBA enhances the Company’s position in seeking a $100 million capital infusion to complete a successful restructuring.

“We continue to be encouraged in our ongoing efforts to secure funding,” said Frick. “Last week’s news that a consensual agreement was within reach was met with approval by our suppliers, creditors and potential investors. This latest announcement will only help to strengthen their confidence.”
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ATA Contract Ratified

Senior Vice President of Labor Relations Richard Meyer agreed with Frick, while expressing appreciation on behalf of the Company for the cockpit crewmembers’ contribution. “We are pleased cockpit crewmembers have again chosen to work with the Company during this critical period of restructuring,” added Meyer. “They are taking a positive step toward securing a better long-term future for themselves and their fellow employees. “

Short-term wage concessions were already in effect through Sept. 30, 2005 - under an agreement between ATA and ALPA signed in June 2005. Since that time, negotiations continued with the goal of achieving long-term wage and productivity concessions.
On Sept. 17, 2005, ATA ALPA Master Executive Council (MEC) members forwarded a tentative agreement to cockpit crewmembers for voting on ratification. Today’s announcement confirms their approval of the contract.

ATA Airlines, headquartered in Indianapolis, now in its 32nd year of operation, offers ”easy” and affordable travel to major business centers and popular vacation destinations like New York, Dallas/Ft. Worth, Hawaii, Florida, Mexico and the Caribbean. Through direct and connecting codeshare flights, ATA now serves customers in more than 70 markets. From its major hub operation at Chicago’s Midway Airport, the airline offers 12 nonstop flights to the New York area every business day and a convenient daily schedule of nonstop flights to many other locations. For more information, visit ata.com.

Founded in 1931, ALPA is the world’s largest pilot union, representing 64,000 pilots at 42 airlines in the United States and Canada. Visit the ALPA web site at http://www.alpa.org.

Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements." These statements are based on ATA Holdings Corp.'s management's current expectations and are naturally subject to uncertainty and changes in circumstances. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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